Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Hugin his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all automatic or other shelf registration statements on Form S-3 or other appropriate Form under Rule 415 of the Securities Act of 1933, which filings are authorized by resolutions of the Board of Directors of Celgene Corporation, and any and all amendments (including post-effective amendments) thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Richard W. Barker, D.Phil. Richard W. Barker, D.Phil.	Director	October 16, 2013

/s/ Michael D. Casey Michael D. Casey	Director	October 16, 2013

/s/ Carrie S. Cox Carrie S. Cox	Director	October 16, 2013

/s/ Rodman L. Drake Rodman L. Drake	Director	October 16, 2013

/s/ Michael A. Friedman, M.D. Michael A. Friedman, M.D.	Director	October 16, 2013

/s/ Gilla Kaplan, Ph.D. Gilla Kaplan, Ph.D.	Director	October 16, 2013

/s/ James J. Loughlin James J. Loughlin	Director	October 16, 2013

/s/ Ernest Mario Ernest Mario	Director	October 16, 2013